     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES SECOND QUARTER RESULTS

HOUSTON, August 8, 2017 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the second quarter of 2017 and provided an operational update, which includes the following highlights:

•	Crude oil production of 33,629 Bbls/d, 40% above the second quarter of 2016

•	Total production of 51,019 Boe/d, 23% above the second quarter of 2016

•	Net income of $56.3 million, or $0.85 per diluted share, and Net Cash Provided by Operating Activities of $102.7 million

•	Adjusted Net Income of $20.0 million, or $0.30 per diluted share, and Adjusted EBITDA of $111.9 million

•	Previously-announced acquisition of Delaware Basin properties remains on track to close by mid-August

Carrizo reported second quarter of 2017 net income of $56.3 million, or $0.86 and $0.85 per basic and diluted share, respectively, compared to a net loss of $262.1 million, or $4.46 per basic and diluted share in the second quarter of 2016. The net income for the second quarter of 2017 and net loss for the second quarter of 2016 include certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the second quarter of 2017 was $20.0 million, or $0.30 per diluted share compared to $17.1 million, or $0.29 per diluted share in the second quarter of 2016.

For the second quarter of 2017, Adjusted EBITDA was $111.9 million, an increase of 15% from the prior-year quarter due to higher production volumes and commodity prices, partially offset by lower cash receipts for derivative settlements. Adjusted EBITDA and the reconciliation to net income (loss) are presented in the non-GAAP reconciliation tables included below.

Production volumes during the second quarter of 2017 were 4,643 MBoe, or 51,019 Boe/d, an increase of 23% versus the second quarter of 2016. The year-over-year production growth was driven by drilling activity in the Eagle Ford Shale and Delaware Basin, the addition of production from the Sanchez property acquisition in late 2016, and an increase in Marcellus Shale production given improved netbacks. Crude oil production during the second quarter of 2017 averaged 33,629 Bbls/d, an increase of 40% versus the second quarter of 2016; natural gas and NGL production was 74,451 Mcf/d and 4,982 Bbls/d, respectively, during the second quarter of 2017. Second quarter of 2017 production exceeded the high end of Company guidance.

Drilling and completion capital expenditures for the second quarter of 2017 were $148.4 million. More than 85% of the second quarter drilling and completion spending was in the Eagle Ford Shale, with the balance weighted towards the Delaware Basin and Niobrara Formation. Land and seismic expenditures during the quarter were $34.4 million, and were primarily focused in the Permian Basin and Eagle Ford Shale.

The Company's planned acquisition of Delaware Basin properties from ExL Petroleum Management, LLC (“ExL”) remains on track to close by mid-August. While Carrizo continues to be pleased with the performance of the wells on the properties, ExL has encountered some operational delays, and Carrizo now expects fewer wells to be online at closing as compared to its previous guidance. Additionally, as the Company has continued to conduct its due diligence on the land and associated drilling requirements, it has confirmed that the leasehold obligations post closing are not burdensome. As a result, Carrizo has elected to adjust its near-term development plan on the acreage. The Company now plans to release and replace the existing rigs on the acreage earlier than previously planned. While Carrizo believes this will reduce costs and enhance the returns of its development program on the acreage, the adjusted timing is also expected to result in fewer wells being drilled and completed between closing and year-end. As a result of the updated development plan, Carrizo now expects six fewer gross operated wells on these assets to be on production by year-end 2017 relative to its previous guidance.

Primarily as a result of the updated drilling and completion plan on the ExL properties, the Company is reducing its 2017 drilling and completion capital expenditure guidance to $590-$610 million from $620-$640 million previously. The Company is no longer providing guidance for land and seismic capital expenditures given the limited visibility and highly discretionary nature of this spending.

Based on the changes to the planned drilling and completion schedule, Carrizo is decreasing its 2017 oil production guidance to 34,600-34,800 Bbls/d from 35,700-36,000 Bbls/d previously. Using the midpoint of this range, the Company’s 2017 oil production growth guidance equates to 35%. For natural gas and NGLs, Carrizo is adjusting its 2017 guidance to 81-83 MMcf/d and 5,900-6,000 Bbls/d, respectively, from 80-84 MMcf/d and 5,900-6,100 Bbls/d, respectively. For the third quarter of 2017, Carrizo expects oil production to be 35,400-35,800 Bbls/d, and natural gas and NGL production to be 73-77 MMcf/d and 5,900-6,100 Bbls/d, respectively. A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The second quarter was an eventful one for Carrizo as we announced the largest acquisition in our history, approximately 16,500 net acres in the core of the Delaware Basin. Once the acquisition closes later this month, we will hold positions of scale in the core of two of the highest-return plays in North America, the Eagle Ford Shale and Delaware Basin.

“With the scale we now expect to have in these two plays, our plan is to focus our activity on these regions. As a result, we currently have active divestiture processes for our assets in the Marcellus, Utica, and Niobrara. We believe the resulting streamlined portfolio should lead to improved long-term returns from our development program as well as at the corporate level.

“Given the volatile nature of commodity prices as well as the expected closing of the ExL acquisition, we have materially increased our crude oil hedge position. Since the end of June, we have increased our 2018 crude oil hedge position to 18 MBbls/d from 6 MBbls/d previously, and have also added 6 MBbls/d in 2019. With the downside protection the hedges provide, we believe we can organically de-lever our balance sheet in 2018 even if prices were to weaken from current levels. We also believe we are positioned to run a free cash flow positive program in 2019 and beyond at current strip prices.

“The second quarter was another strong quarter for the Company operationally. Crude oil production increased 17% versus the prior quarter. This was led by the Eagle Ford, which was up 20% sequentially. As a result, crude oil production during the quarter materially outperformed the initial guidance that was provided back in May.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 23 gross (21.2 net) operated wells during the second quarter and completed 26 gross (21.6 net) wells. Crude oil production from the play was more than 30,600 Bbls/d for the quarter, up 20% versus the prior quarter. At the end of the quarter, Carrizo had 28 gross (26.6 net) operated Eagle Ford wells in progress or waiting on completion, equating to net crude oil production potential of approximately 10,000 Bbls/d. The Company is currently operating three rigs in the Eagle Ford, but plans to move one of its rigs to the Delaware Basin later this quarter. Carrizo expects to drill approximately 93 gross (80 net) operated wells and complete 93 gross (84 net) operated wells in the play during 2017.

Carrizo is continuing to test multiple completion optimization techniques aimed at further enhancing the returns of its development program. The Company remains pleased with the performance of its wells with 200 ft. frac stage spacing, and has expanded its pilot testing of even tighter frac stage spacing. Carrizo currently has approximately 30 wells online that were completed with 180 ft. stage spacing or tighter. The Company has also begun to test slickwater completions with an increased proppant concentration, and has recently completed 13 wells with approximately 2,000 lbs/ft. of proppant. This compares to its standard completion that utilizes approximately 1,600 lbs/ft. of proppant. Additionally, the Company has begun to test the potential for refracs on understimulated wells, such as some of those acquired in the Company's recent purchase from Sanchez Energy Corporation. The Company has pumped its first refrac on these properties, and completion is currently underway. Carrizo plans to provide an update on these pilots once it has sufficient production history.

Carrizo continues to test multiple initiatives aimed at determining the optimal development spacing on its acreage position. Recently, the Company has brought online three additional stagger-stack pilots testing new areas on the western side of its acreage position. The pilots are testing effective lateral spacing of 220-250 ft., and bring the total number of stagger-stack pilots online to 14.

In the Delaware Basin, Carrizo completed two operated wells during the second quarter. Crude oil production from the play was more than 900 Bbls/d for the quarter, down from approximately 1,100 Bbls/d in the prior quarter. While Carrizo is not presently operating a rig in the Delaware Basin, there are currently five operated rigs running on the properties to be acquired from ExL. Based on its updated interpretation of the drilling requirements on the acreage, Carrizo now expects to adjust the activity level to three rigs sooner than previously planned following the closing of the transaction. As a result, Carrizo expects to drill approximately 10 gross (8 net) operated wells and complete 16 gross (13 net) operated wells in the Delaware Basin during 2017. These estimates include 9 gross wells drilled and 13 gross wells completed on the properties to be acquired from ExL following the closing of the transaction.

Carrizo continues to be pleased with the well performance on the ExL properties. Since the beginning of the second quarter, three Wolfcamp A wells and three Wolfcamp B wells have been completed and brought online. Currently, there are 14 gross producing horizontal wells on the acreage with 8 additional wells currently drilling or waiting on completion. See below for the peak 30-day rates from the recent wells:

•	Fowler State Unit 1720 #1 (Wolfcamp A) - 1,591 Boe/d (50% oil, 68% liquids) from an approximate 6,900 ft. lateral

•	Zeman 40 Unit #1 (Wolfcamp B) - 1,766 Boe/d (61% oil, 75% liquids) from an approximate 7,900 ft. lateral

•	Saul 3571 heel (Wolfcamp B) - 1,217 Boe/d (56% oil, 71% liquids) from an approximate 4,000 ft. lateral

Additionally, the Davis 2728 Unit #1 well (Wolfcamp B) was brought online in late June, but has yet to achieve a peak 30-day rate. To date, the well has achieved a peak 15-day rate of 1,315 Boe/d (59% oil, 74% liquids) from an approximate 9,500 ft. lateral. The remaining two wells were brought online in late July and are still cleaning up.

In the Niobrara Formation, Carrizo did not drill or complete any operated wells during the second quarter. Crude oil production from the play was approximately 1,900 Bbls/d for the quarter, down from approximately 2,000 Bbls/d in the prior quarter due to the lack of new wells coming online. Carrizo is not currently budgeting any operated activity in the Niobrara during 2017, but expects to continue participating in non-operated activity within its focus area.

In the Utica and Marcellus, Carrizo did not drill or complete any operated wells during the second quarter. Crude oil production from the Utica was approximately 200 Bbls/d during the quarter, up from approximately 180 Bbls/d in the prior quarter. In the Marcellus, the Company’s production was 44.3 MMcf/d, down from 47.6 MMcf/d in the prior quarter as the Company elected to decrease its production in response to a relatively weaker local market price environment. Carrizo expects to continue to vary its Marcellus production during 2017 based on local market pricing. Carrizo has currently allocated a minimal amount of maintenance capital to the Utica and Marcellus during 2017.

Hedging Activity

Carrizo currently has hedges in place for more than 25% of estimated crude oil production for the remainder of 2017 (based on the midpoint of guidance). For the balance of the year, the Company has swaps covering approximately 10,500 Bbls/d of crude oil at an average fixed price of approximately $53.77/Bbl. For 2018, Carrizo currently has three-way collars covering 18,000 Bbls/d of crude oil with an average floor price of $49.08/Bbl, ceiling price of $60.48/Bbl, and sub-floor price of $39.17/Bbl. The Company has also begun to build its 2019 hedge position. For 2019, Carrizo currently has three-way collars covering 6,000 Bbls/d of crude oil with an average floor price of $47.80/Bbl, ceiling price of $61.45/Bbl, and sub-floor price of $40.00/Bbl.

Carrizo also has hedges in place for more than 20% of estimated natural gas production for the remainder of 2017. For the balance of the year, the Company has swaps covering 20,000 MMBtu/d of natural gas at an average fixed price of $3.30/MMBtu. (Please refer to the attached tables for details of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2017 second quarter financial results on Tuesday, August 8, 2017 at 10:00 AM Central Daylight Time. To participate in the call, please dial (888) 223-4515 (U.S. & Canada) or +1 (303) 223-4383 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, August 15, 2017 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21856090 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “2017 Second Quarter Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, free cash flow positive program, the ExL acquisition (including timing and effects thereof), monetization process matters and results, capital expenditure, guidance, rig program, production, average well returns, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, break-even prices, production mix, development plans, growth, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions and failure of the acquisition to close, failure of financing transactions to close, purchase price adjustment, integration and other risks and effects of acquisitions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,228	$4,194
Accounts receivable, net	72,401	64,208
Derivative assets	15,283	1,237
Other current assets	5,486	3,349
Total current assets	95,398	72,988
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,475,131	1,294,667
Unproved properties, not being amortized	288,997	240,961
Other property and equipment, net	9,031	10,132
Total property and equipment, net	1,773,159	1,545,760
Deposit for pending acquisition of oil and gas properties	75,000	—
Other assets	20,262	7,579
Total Assets	$1,963,819	$1,626,327

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$68,215	$55,631
Revenues and royalties payable	45,860	38,107
Accrued capital expenditures	80,435	36,594
Accrued interest	22,076	22,016
Accrued lease operating expense	14,732	12,377
Derivative liabilities	2,012	22,601
Other current liabilities	25,730	24,633
Total current liabilities	259,060	211,959
Long-term debt	1,521,986	1,325,418
Asset retirement obligations	22,731	20,848
Derivative liabilities	13,652	27,528
Other liabilities	14,559	17,116
Total liabilities	1,831,988	1,602,869
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 65,835,820 issued and outstanding as of June 30, 2017 and 90,000,000 shares authorized; 65,132,499 issued and outstanding as of December 31, 2016	658	651
Additional paid-in capital	1,677,930	1,665,891
Accumulated deficit	(1,546,757)	(1,643,084)
Total shareholders’ equity	131,831	23,458
Total Liabilities and Shareholders’ Equity	$1,963,819	$1,626,327

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Crude oil	$142,806	$91,608	$270,898	$159,604
Natural gas liquids	7,786	6,063	15,211	9,503
Natural gas	15,891	9,653	31,729	19,479
Total revenues	166,483	107,324	317,838	188,586

Costs and Expenses
Lease operating	36,048	23,114	65,893	46,789
Production taxes	7,143	4,623	13,351	8,054
Ad valorem taxes	1,073	454	4,040	2,524
Depreciation, depletion and amortization	59,072	51,966	113,454	111,543
General and administrative, net	11,596	19,624	33,299	40,927
(Gain) loss on derivatives, net	(26,065)	52,235	(51,381)	41,682
Interest expense, net	21,106	19,010	41,677	37,723
Impairment of proved oil and gas properties	—	197,070	—	471,483
Other (income) expense, net	204	1,162	1,178	1,069
Total costs and expenses	110,177	369,258	221,511	761,794

Income (Loss) Before Income Taxes	56,306	(261,934)	96,327	(573,208)
Income tax expense	—	(192)	—	(313)
Net Income (Loss)	$56,306	($262,126)	$96,327	($573,521)

Net Income (Loss) Per Common Share
Basic	$0.86	($4.46)	$1.47	($9.79)
Diluted	$0.85	($4.46)	$1.46	($9.79)

Weighted Average Common Shares Outstanding
Basic	65,767	58,806	65,479	58,583
Diluted	65,908	58,806	65,866	58,583

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2016	65,132,499	$651	$1,665,891	($1,643,084)	$23,458
Stock-based compensation expense	—	—	12,063	—	12,063
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	703,321	7	(24)	—	(17)
Net income	—	—	—	96,327	96,327
Balance as of June 30, 2017	65,835,820	$658	$1,677,930	($1,546,757)	$131,831

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash Flows From Operating Activities
Net income (loss)	$56,306	($262,126)	$96,327	($573,521)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	59,072	51,966	113,454	111,543
Impairment of proved oil and gas properties	—	197,070	—	471,483
(Gain) loss on derivatives, net	(26,065)	52,235	(51,381)	41,682
Cash received (paid) for derivative settlements, net	(261)	27,300	1,258	78,463
Stock-based compensation expense, net	1,582	10,892	3,596	22,414
Non-cash interest expense, net	983	904	2,074	2,064
Other, net	1,147	1,226	2,767	2,342
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(5,345)	673	(8,094)	(1,392)
Accounts payable	7,825	(489)	14,486	(19,200)
Accrued liabilities	7,804	(7,109)	5,650	(8,776)
Other assets and liabilities, net	(301)	(371)	(982)	(1,063)
Net cash provided by operating activities	102,747	72,171	179,155	126,039
Cash Flows From Investing Activities
Capital expenditures - oil and gas properties	(166,876)	(113,872)	(290,625)	(239,861)
Acquisitions of oil and gas properties	(9,501)	—	(16,533)	—
Deposit for pending acquisition of oil and gas properties	(75,000)	—	(75,000)	—
Proceeds from sales of oil and gas properties, net	829	12,852	18,201	14,637
Other, net	(2,062)	(256)	(2,479)	(873)
Net cash used in investing activities	(252,610)	(101,276)	(366,436)	(226,097)
Cash Flows From Financing Activities
Borrowings under credit agreement	638,593	217,005	919,097	290,652
Repayments of borrowings under credit agreement	(479,293)	(186,555)	(723,797)	(229,652)
Payments of debt issuance costs	(4,318)	(1,100)	(4,368)	(1,150)
Payment of commitment fee for pending issuance of preferred stock	(5,000)	—	(5,000)	—
Other, net	(282)	(245)	(617)	(552)
Net cash provided by financing activities	149,700	29,105	185,315	59,298
Net Decrease in Cash and Cash Equivalents	(163)	—	(1,966)	(40,760)
Cash and Cash Equivalents, Beginning of Period	2,391	2,158	4,194	42,918
Cash and Cash Equivalents, End of Period	$2,228	$2,158	$2,228	$2,158

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Net Income (Non-GAAP)

Adjusted net income is a non-GAAP financial measure which excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted net income is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted net income should not be considered in isolation or as a substitute for net income (loss) or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income (loss) and adjusted net income is presented below. Because adjusted net income excludes some, but not all, items that affect net income (loss) and may vary among companies, our calculation of adjusted net income may not be comparable to similarly titled measures of other companies.

Reconciliation of Diluted Weighted Average Common Shares Outstanding (GAAP) to Adjusted Diluted Weighted Average Common Shares Outstanding (Non-GAAP)

Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a net loss exists, all potentially dilutive instruments are anti-dilutive to the net loss per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments is included in the computation of Adjusted Diluted WASO for purposes of computing diluted adjusted net income per common share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
Net Income (Loss) (GAAP)	$56,306	($262,126)	$96,327	($573,521)
Income tax expense	—	(192)	—	(313)
Income (Loss) Before Income Taxes	56,306	(261,934)	96,327	(573,208)
(Gain) loss on derivatives, net	(26,065)	52,235	(51,381)	41,682
Cash received (paid) for derivative settlements, net	(261)	27,300	1,258	78,463
Non-cash general and administrative expense, net	1,582	10,825	3,596	22,583
Impairment of proved oil and gas properties	—	197,070	—	471,483
Other (income) expense, net	204	1,162	1,178	(109)
Adjusted income before income taxes	31,766	26,658	50,978	40,894
Adjusted income tax expense (1)	(11,722)	(9,517)	(18,811)	(14,599)
Adjusted Net Income (Non-GAAP)	$20,044	$17,141	$32,167	$26,295

Net Income (Loss) Per Common Share - Diluted (GAAP)	$0.85	($4.46)	$1.46	($9.79)
Effect of change from diluted WASO to adjusted diluted WASO	—	(0.06)	—	(0.10)
Income tax expense	—	—	—	(0.01)
Income (Loss) Before Income Taxes	0.85	(4.40)	1.46	(9.68)
(Gain) loss on derivatives, net	(0.40)	0.88	(0.78)	0.70
Cash received (paid) for derivative settlements, net	—	0.46	0.02	1.33
Non-cash general and administrative expense, net	0.03	0.18	0.05	0.38
Impairment of proved oil and gas properties	—	3.31	—	7.96
Other (income) expense, net	—	0.02	0.02	—
Adjusted income before income taxes	0.48	0.45	0.77	0.69
Adjusted income tax expense (1)	(0.18)	(0.16)	(0.28)	(0.25)
Adjusted Net Income Per Common Share - Diluted (Non-GAAP)	$0.30	$0.29	$0.49	$0.44

Diluted WASO (GAAP)	65,908	58,806	65,866	58,583
Effect of potentially dilutive instruments	—	663	—	643
Adjusted Diluted WASO (Non-GAAP)	65,908	59,469	65,866	59,226

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 36.9% and 35.7% for the three months ended June 30, 2017 and 2016, respectively, as well as for the six months ended June 30, 2017 and 2016, respectively.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded are interest expense, depreciation, depletion and amortization and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income (loss) to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss), our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)

Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to internally fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net Income (Loss) (GAAP)	$56,306	($262,126)	$96,327	($573,521)
Income tax expense	—	(192)	—	(313)
Income (Loss) Before Income Taxes	56,306	(261,934)	96,327	(573,208)
Depreciation, depletion and amortization	59,072	51,966	113,454	111,543
Interest expense, net	21,106	19,010	41,677	37,723
(Gain) loss on derivatives, net	(26,065)	52,235	(51,381)	41,682
Cash received (paid) for derivative settlements, net	(261)	27,300	1,258	78,463
Non-cash general and administrative expense, net	1,582	10,825	3,596	22,583
Impairment of proved oil and gas properties	—	197,070	—	471,483
Other (income) expense, net	204	1,162	1,178	(109)
Adjusted EBITDA (Non-GAAP)	$111,944	$97,634	$206,109	$190,160
Interest expense, net	(21,106)	(19,010)	(41,677)	(37,723)
Non-cash interest expense, net	983	904	2,074	2,064
Other cash and non-cash adjustments, net	943	665	1,589	1,517
Discretionary Cash Flows (Non-GAAP)	$92,764	$80,193	$168,095	$156,018
Changes in components of working capital and other	9,983	(8,022)	11,060	(29,979)
Net Cash Provided By Operating Activities (GAAP)	$102,747	$72,171	$179,155	$126,039

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total production volumes -
Crude oil (MBbls)	3,060	2,179	5,656	4,527
NGLs (MBbls)	453	475	859	889
Natural gas (MMcf)	6,775	6,757	13,803	13,130
Total barrels of oil equivalent (MBoe)	4,643	3,780	8,816	7,604

Daily production volumes by product -
Crude oil (Bbls/d)	33,629	23,942	31,250	24,874
NGLs (Bbls/d)	4,982	5,217	4,746	4,882
Natural gas (Mcf/d)	74,451	74,248	76,260	72,141
Total barrels of oil equivalent (Boe/d)	51,019	41,533	48,706	41,779

Daily production volumes by region (Boe/d) -
Eagle Ford	38,055	30,233	35,332	30,602
Delaware Basin	2,151	489	2,284	315
Niobrara	2,694	2,775	2,729	2,980
Marcellus	7,379	6,511	7,652	6,269
Utica and other	740	1,525	709	1,613
Total barrels of oil equivalent (Boe/d)	51,019	41,533	48,706	41,779

Realized prices -
Crude oil ($ per Bbl)	$46.67	$42.04	$47.90	$35.26
Crude oil ($ per Bbl) - including cash received (paid) for derivative settlements, net	$46.62	$54.57	$48.34	$52.61
NGLs ($ per Bbl)	$17.19	$12.76	$17.71	$10.69
Natural gas ($ per Mcf)	$2.35	$1.43	$2.30	$1.48
Natural gas ($ per Mcf) - including cash received (paid) for derivative settlements, net	$2.33	$1.43	$2.21	$1.48

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF AUGUST 4, 2017
(Unaudited)

Crude Oil Derivative Contracts

			Weighted Average	Weighted Average	Weighted Average
		Volume	Sub-Floor Price	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q3 2017	Fixed Price Swaps	12,000		$53.71

Q4 2017	Fixed Price Swaps	9,000		$53.86

FY 2018	Three-Way Collars	18,000	$39.17	$49.08	$60.48
	Net Sold Call Options	3,388			$71.33

FY 2019	Three-Way Collars	6,000	$40.00	$47.80	$61.45
	Net Sold Call Options	3,875			$73.66

FY 2020	Net Sold Call Options	4,575			$75.98

Natural Gas Derivative Contracts

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q3 - Q4 2017	Fixed Price Swaps	20,000	$3.30
	Sold Call Options	33,000		$3.00

FY 2018	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

CARRIZO OIL & GAS, INC.
THIRD QUARTER AND FULL YEAR 2017 GUIDANCE SUMMARY

	Third Quarter 2017	Full Year 2017
Daily Production Volumes -
Crude oil (Bbls/d)	35,400 - 35,800	34,600 - 34,800
NGLs (Bbls/d)	5,900 - 6,100	5,900 - 6,000
Natural gas (Mcf/d)	73,000 - 77,000	81,000 - 83,000
Total (Boe/d)	53,467 - 54,733	54,000 - 54,633

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	95.0% - 97.0%	N/A
NGLs (% of NYMEX oil)	32.0% - 34.0%	N/A
Natural gas (% of NYMEX gas)	67.0% - 72.0%	N/A

Cash received for derivative settlements, net (in millions)	$4.5 - $7.5	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.50 - $8.00	$7.00 - $7.50
Production taxes (% of total revenues)	4.50% - 4.75%	4.40% - 4.60%
Ad valorem taxes (in millions)	$1.9 - $2.4	$8.0 - $9.0
Cash general and administrative, net (in millions)	$11.0 - $11.5	$51.0 - $52.0
DD&A ($/Boe)	$12.25 - $13.25	$12.50 - $13.50
Interest expense, net (in millions)	$20.0 - $21.0	N/A

Capitalized Items -
Drilling and completion capital expenditures (in millions)	N/A	$590.0 - $610.0
Capitalized interest (in millions)	$9.5 - $10.0	N/A